Exhibit 99.1

Logan Ridge Finance Corporation Announces

First Quarter 2025 Financial Results

Reports Solid First Quarter Results with Net Investment Income of $0.35 Per Share and a Net Asset Value of $29.66 Per Share

Declared a Distribution of $0.36 Per Share for the Second Quarter of 2025

Successfully Exited its Equity Investment in GA Communications, Inc., Further Reducing the Company’s Non-Yielding Equity Portfolio

Investors are Encouraged to Vote FOR the Merger with Portman Ridge Finance Corporation (“PTMN”)

NEW YORK, May 8, 2025 – Logan Ridge Finance Corporation (“Logan Ridge”, “LRFC”, the “Company”, “we”, “us” or “our”) (Nasdaq: LRFC) announced today its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•	Total investment income was $4.6 million for the quarter ended March 31, 2025, as compared to $5.4 million reported for the quarter ended December 31, 2024.

•	Net investment income (“NII”) was $0.9 million, or $0.35 per share, for the quarter ended March 31, 2025, as compared to $1.5 million or $0.56 per share, for the quarter ended December 31, 2024.

•	Net asset value was $29.66 per share as of March 31, 2025, as compared to $32.04 per share as of December 31, 2024.

•

The Company made approximately $15.1 million of investments and had approximately $12.4 million in repayments and sales of investments, resulting in net deployment of approximately $2.7 million during the quarter ended March 31, 2025.

Subsequent Events

•	On May 7, 2025, the Company’s Board of Directors approved a second quarter distribution of $0.36 per share, payable on May 29, 2025, to stockholders of record as of May 19, 2025.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of Logan Ridge, said, “Following record results in 2024, Logan Ridge continued to make significant strides in strengthening its portfolio, despite the large write-down on the Company’s legacy term loan to Sequoia Healthcare. Notably, during the quarter, the Company grew its portfolio with net deployment, and as previously announced, Logan Ridge continued rotating out of the legacy equity portfolio with the successful exit of its second largest non-yielding equity investment in GA Communications, Inc. This exit stands as another important achievement in our long-term strategy of rotating out of the legacy equity portfolio, which has now been reduced to just 10.8% of our portfolio at fair value, down from 13.8% as of the prior quarter and 18.2% in the first quarter of 2024.

Looking forward, with the continued monetization of the legacy equity portfolio, we believe the Company is well-positioned to continue to grow earnings and increase long-term shareholder value as we navigate this dynamic market shaped by renewed uncertainty, increased market volatility, and shifting geopolitical dynamics.

Finally, we remain excited about the opportunities the proposed combination with Portman Ridge presents. This transaction offers the potential for increased scale, improved liquidity, and enhanced operational efficiencies, all of which would strengthen our ability to deliver greater value to shareholders. The combination of these companies would be a marquee transaction for our BDC franchise and a significant milestone for the BC Partners Credit Platform. We encourage all shareholders to vote FOR the proposed merger, as recommended by the Board of Directors of both companies. We are excited about the road ahead and look forward to sharing more updates at the upcoming Special Meeting of Stockholders.”

Selected Financial Highlights

•	Total investment income for the quarter ended March 31, 2025, decreased by $0.4 million, to $4.6 million, compared to $5.0 million for the quarter ended March 31, 2024.

•	Total operating expenses for the quarter ended March 31, 2025, decreased by $0.4 million, to $3.7 million, compared to $4.1 million for the quarter ended March 31, 2024.

•	Net investment income for the quarter ended March 31, 2025, was $0.9 million, or $0.35 per share, unchanged from the quarter ended March 31, 2024.

•	Net asset value as of March 31, 2025, was $78.8 million, or $29.66 per share, compared to $85.1 million, or $32.04 per share, as of December 31, 2024.

•	Cash and cash equivalents as of March 31, 2025, were $5.1 million compared to $15.0 million as of December 31, 2024.

•

The investment portfolio as of March 31, 2025, consisted of investments in 59 portfolio companies with an aggregate fair value of approximately $169.6 million. This compares to 59 portfolio companies with an aggregate fair value of approximately $172.3 million as of December 31, 2024.

•

Deployment was judicious and prudent. During the quarter ended March 31, 2025, the Company made approximately $15.1 million in investments and had $12.4 million in repayments and sales of investments, resulting in net deployment of approximately $2.7 million.

•

The debt investment portfolio as of March 31, 2025, represented 86.6% of the fair value of the total portfolio, with a weighted average annualized yield of approximately 10.7% (excluding income from non-accruals and collateralized loan obligations), compared to a debt investment portfolio of approximately 83.3% with a weighted average annualized yield of approximately 10.7% (excluding income from non-accruals and collateralized loan obligations) as of December 31, 2024. As of March 31, 2025, 9.3% of the fair value of the debt investment portfolio was bearing a fixed rate of interest, compared to 12.1% of the fair value of the debt investment portfolio as of December 31, 2024.

•

Non-accruals: As of March 31, 2025, the Company had debt investments in three portfolio companies on non-accrual status with an amortized cost and fair value of $17.2 million and $3.7 million, respectively, representing 8.7% and 2.2% of the investment portfolio’s amortized cost and fair value, respectively. This compares to debt investments in three portfolio companies on non-accrual status with an aggregate amortized cost and fair value of $17.2 million and $7.9 million, respectively, representing 9.0% and 4.6% of the investment portfolio’s amortized cost and fair value, respectively, as of December 31, 2024.

•	Asset coverage ratio as of March 31, 2025, was 179.4%.

Results of Operations

Our operating results for the three months ended March 31, 2025 and March 31, 2024, were as follows (dollars in thousands):

	For the Three Months Ended March 31,
	2025	2024
Total investment income	$4,631	$5,003
Total expenses	3,703	4,056

Net investment income	928	947
Net realized gain (loss) on investments	2,603	287
Net change in unrealized appreciation (depreciation) on investments	(8,755)	675
Net realized gain (loss) on extinguishment of debt	(146)	(58)

Net increase (decrease) in net assets resulting from operations	$(5,370)	$1,851

Investment income

The composition of our investment income for the three months ended March 31, 2025 and March 31, 2024, was as follows (dollars in thousands):

	For the Three Months Ended March 31,
	2025	2024
Interest income	$3,906	$4,633
Payment-in-kind interest	547	353
Dividend income	143	17
Other income	35	—

Total investment income	$4,631	$5,003

Fair Value of Investments

The composition of our investments as of March 31, 2025 and December 31, 2024, at amortized cost and fair value of investments was as follows (dollars in thousands):

March 31, 2025	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$131,479	66.5%	$114,600	67.6%
Second Lien Debt	10,834	5.5%	9,119	5.4%
Subordinated Debt	27,060	13.7%	23,040	13.6%
Collateralized Loan Obligations	309	0.2%	572	0.3%
Joint Venture	4,119	2.1%	3,948	2.3%
Equity	23,709	12.0%	18,334	10.8%

Total	$197,510	100.0%	$169,613	100.0%

December 31, 2024	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$123,068	64.4%	$111,460	64.7%
Second Lien Debt	10,623	5.5%	9,051	5.3%
Subordinated Debt	26,996	14.1%	22,858	13.3%
Collateralized Loan Obligations	852	0.4%	940	0.5%
Joint Venture	4,170	2.2%	4,153	2.4%
Equity	25,723	13.4%	23,828	13.8%

Total	$191,432	100.0%	$172,290	100.0%

Interest Rate Risk

Based on our consolidated statements of assets and liabilities as of March 31, 2025, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities), assuming no changes in our investment and borrowing structure (dollars in thousands):

Basis Point Change	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$4,200	$(1,322)	$2,878
Up 200 basis points	2,800	(881)	1,919
Up 100 basis points	1,400	(441)	959
Down 100 basis points	(1,400)	441	(959)
Down 200 basis points	(2,744)	881	(1,863)
Down 300 basis points	(3,984)	1,322	(2,662)

Conference Call and Webcast

We will hold a conference call on Friday, May 9, 2025, at 11:00 a.m. Eastern Time to discuss the first quarter 2025 financial results. Stockholders, prospective stockholders, and analysts are welcome to listen to the call or attend the webcast.

To access the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the call and use the conference ID 8145997.

A replay of this conference call will be available shortly after the live call through May 16, 2025.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.loganridgefinance.com in the Investor Resources section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/h9fj5e3y. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. The Company invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. (“MLC”) is an alternative asset management company that is focused on public and private debt securities in the North American market. MLC seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. MLC actively sources, evaluates, underwrites, manages, monitors, and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements in this communication constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to future operating results of PTMN and LRFC, and distribution projections; business prospects of PTMN and LRFC, and the prospects of their portfolio companies; and the impact of the investments that PTMN and LRFC expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this communication involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the ability of the parties to consummate the merger on the expected timeline, or at all; (ii) the expected synergies and savings associated with the merger; (iii) the ability to realize the anticipated benefits of the merger, including the expected elimination of certain expenses and costs due to the merger; (iv) the percentage of PTMN shareholders and LRFC shareholders voting in favor of the applicable Proposal (as defined below) submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the combined company’s plans, expectations, objectives and intentions, as a result of the merger; (ix) any potential termination of the merger agreement; (x) the future operating results and net investment income projections of PTMN, LRFC or, following the closing of the merger, the combined company; (xi) the ability of Sierra Crest Investment Management LLC (“Sierra Crest”) to implement its future plans with respect to the combined company; (xii) the ability of Sierra Crest and its affiliates to attract and retain highly talented professionals; (xiii) the business prospects of PTMN, LRFC or, following the closing of the merger, the combined company, and the prospects of their portfolio companies; (xiv) the impact of the investments that PTMN, LRFC or, following the closing of the merger, the combined company expect to make; (xv) the ability of the portfolio companies of PTMN, LRFC or, following the closing of the merger, the combined company to achieve their objectives; (xvi) the expected financings and investments and additional leverage that PTMN, LRFC or, following the closing of the merger, the combined company may seek to incur in the future; (xvii) the adequacy of the cash resources and working capital of PTMN, LRFC or, following the closing of the merger, the combined company; (xviii) the timing of cash flows, if any, from the operations of the portfolio companies of PTMN, LRFC or, following the closing of the merger, the combined company; (xix) the risk that stockholder litigation in connection with the merger may result in significant costs of defense and liability; and (xx) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities). PTMN and LRFC have based the forward-looking statements included in this document on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although PTMN and LRFC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that PTMN and LRFC in the future may file with the SEC, including the Registration Statement and Joint Proxy Statement (in each case, as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

This document relates to the proposed merger of PTMN and LRFC and certain related matters (the “Proposals”). In connection with the Proposals, PTMN has filed a registration statement (Registration No. 333-285230) with the SEC (the “Registration Statement”) that contains a combined joint proxy statement for PTMN and LRFC and a prospectus of PTMN (the “Joint Proxy Statement”) and will mail the Joint Proxy Statement to its and LRFC’s respective shareholders. The Registration Statement and Joint Proxy Statement will contain important information about PTMN, LRFC and the Proposals. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. SHAREHOLDERS OF PTMN AND LRFC ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PTMN, LRFC AND THE PROPOSALS. Investors and securityholders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov or, for documents filed by PTMN, from PTMN’s website at https://www.portmanridge.com, and, for documents filed by LRFC, from LRFC’s website at https://www.loganridgefinance.com.

Participants in the Solicitation

PTMN, its directors, certain of its executive officers and certain employees and officers of Sierra Crest and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of PTMN is set forth in its proxy statement for its 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2025. LRFC, its directors, certain of its executive officers and certain employees and officers of Mount Logan Management LLC, and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals. Information about the directors and executive officers of LRFC is set forth in the Annual Report on Form 10-K/A, which was filed with the SEC on April 29, 2025. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the PTMN and LRFC shareholders in connection with the Proposals will be contained in the Registration Statement, including the Joint Proxy Statement included therein, and other relevant materials when such documents become available. These documents may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This document is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this document is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in PTMN, LRFC or in any fund or other investment vehicle managed by BC Partners or any of its affiliates.

Contacts:

Logan Ridge Finance Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Val Ferraro

The Equity Group Inc.

vferraro@equityny.com

(212) 836-9633

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of March 31, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $162,447 and $152,393, respectively)	$143,121	$138,079
Affiliate investments (amortized cost of $35,063 and $39,039, respectively)	26,492	34,211

Total investments at fair value (amortized cost of $197,510 and $191,432, respectively)	169,613	172,290
Cash and cash equivalents	5,073	15,015
Interest and dividend receivable	1,572	1,404
Prepaid expenses	4,061	2,543
Receivable for unsettled trades	—	1,082
Other assets	343	335

Total assets	$180,662	$192,669

LIABILITIES 2026 Notes (net of deferred financing costs and original issue discount of $602 and $694, respectively)	$49,398	$49,306
2032 Convertible Notes (net of deferred financing costs and original issue discount of $283 and $439, respectively)	4,717	7,061
KeyBank Credit Facility (net of deferred financing costs of $1,092 and $1,147, respectively)	42,369	47,607
Management and incentive fees payable	805	834
Interest and financing fees payable	1,541	942
Accounts payable and accrued expenses	3,057	1,820

Total liabilities	$101,887	$107,570

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 shares of common stock authorized, 2,655,973 and 2,655,898 shares of common stock issued and outstanding, respectively	$27	$27
Capital in excess of par value	188,860	188,858
Total distributable loss	(110,112)	(103,786)

Total net assets	$78,775	$85,099

Total liabilities and net assets	$180,662	$192,669

Net asset value per share	$29.66	$32.04

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2025	2024
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$3,699	$4,633
Affiliate investments	207	—

Total interest income	3,906	4,633

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	432	336
Affiliate investments	115	17

Total payment-in-kind interest and dividend income	547	353

Dividend income:
Affiliate investments	143	17

Total dividend income	143	17

Other income:
Non-control/non-affiliate investments	35	—

Total other income	35	—

Total investment income	4,631	5,003

EXPENSES
Interest and financing expenses	1,813	2,007
Base management fee	805	893
Directors’ expense	116	150
Administrative service fees	272	201
General and administrative expenses	697	805

Total expenses	3,703	4,056

NET INVESTMENT INCOME	928	947

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	70	287
Affiliate investments	2,533	—

Net realized gain (loss) on investments	2,603	287

Net change in unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(5,012)	(3,904)
Affiliate investments	(3,743)	4,579

Net change in unrealized appreciation (depreciation) on investments	(8,755)	675

Total net realized and change in unrealized gain (loss) on investments	(6,152)	962

Net realized loss on extinguishment of debt	(146)	(58)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(5,370)	$1,851

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC	$(2.02)	$0.69
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC	2,655,899	2,678,342
NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – DILUTED	$(2.02)	$0.65
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – DILUTED	2,655,899	3,195,740
DISTRIBUTIONS PAID PER SHARE	$0.36	$0.32